As filed with the Securities and Exchange Commission on July 2, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SURO CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	27-4443543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Sansome Street Suite 730 San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip code)

SuRo Capital Corp. Amended and Restated 2019 Equity Incentive Plan

(Full title of the plan)

Mark D. Klein

Chief Executive Officer and President

SuRo Capital Corp.

One Sansome Street

Suite 730

San Francisco, CA 94104

(Name and address of agent for service)

(650) 235-4769

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	1,627,967 shares	$8.73	$14,212,151.90	$1,844.74

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers additional shares of the Registrant’s common stock as may be offered or issued as a result of adjustment by reason of share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant's common stock.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $9.15 (high) and $8.31 (low) sale price of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 30, 2020, which is within five business days prior to the filing of this Registration Statement.
(3)	Pursuant to Rule 457(p) under the Securities Act, a portion of the registration fee is offset by the registration fee of $656.18 previously paid with respect to 851,264 unissued shares of the Registrant’s common stock that were registered pursuant to a Registration Statement on Form S-8 (No. 333-233755) filed by the Registrant on September 13, 2019 (the “Prior Registration Statement”). The Registrant has filed a post-effective amendment to the Prior Registration Statement to deregister all of the shares that were registered under the Prior Registration Statements that were not sold.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to participants in the SuRo Capital Corp. Amended and Restated 2019 Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (“SEC”) either as part of this registration statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. SuRo Capital Corp. (formerly known as Sutter Rock Capital Corp.) (the “Company,” “us” or “we”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the SEC or its staff a copy or copies of all of the documents included in such file. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated herein by reference and made a part hereof:

(a)(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 13, 2020;

(a)(2)	the Company’s Definitive Proxy Statement filed with the SEC on April 29, 2020 (but only with respect to information required by Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019);

(b)(1)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 filed with the SEC on May 8, 2020;

(b)(2)	the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2020;

(b)(3)	the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2020;

(b)(4)	the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2020; and

(c)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on April 27, 2011 to register the Company’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act of 1940, as amend (the “1940 Act”).

The Company’s charter authorizes the Company, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as the Company’s director or officer and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as the Company’s director or officer and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any of the Company’s employees or agents or any employees or agents of the Company’s predecessor. In accordance with the 1940 Act, the Company will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description

4.1	Articles of Amendment and Restatement (previously filed in connection with Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-171578) filed on March 30, 2011, and incorporated by reference herein)

4.2	Articles of Amendment (previously filed in connection with the Registrant’s Current Report on Form 8-K (File No. 814-00852) filed on June 1, 2011, and incorporated by reference herein)

4.3	Articles of Amendment (previously filed in connection with the Registrant’s Current Report on Form 8-K (814-00852) filed on August 1, 2019, and incorporated by reference herein)

4.4	Articles of Amendment (previously filed in connection with the Registrant’s Current Report on Form 8-K (814-00852) filed on June 16, 2020, and incorporated by reference herein)

4.5	Second Amended and Restated Bylaws (previously filed in connection with the Registrant’s Current Report on Form 8-K (814-00852) filed on June 16, 2020, and incorporated by reference herein)

4.6	Form of Common Stock Certificate (previously filed in connection with Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File No. 333-175655) filed on September 20, 2011, and incorporated by reference herein)

4.7	SuRo Capital Corp. Amended and Restated 2019 Equity Incentive Plan*

4.8	Form of SuRo Capital Corp. Restricted Stock Agreement (Non-Employee Directors)*

4.9	Form of SuRo Capital Corp. Restricted Stock Agreement (Employees and Officers)*

4.10	Form of SuRo Capital Corp. Non-Qualified Stock Option Award*

5.1	Opinion of Eversheds Sutherland (US) LLP*

23.1	Consent of Eversheds Sutherland (US) LLP (included in Exhibit 5.1 hereto)*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of Marcum LLP*

24.1	Power of Attorney (included on signature page)*

*                Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on July 2, 2020.

SURO CAPITAL CORP.

By:	/s/ Mark D. Klein
Name: Mark D. Klein
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark D. Klein with full power to act as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Mark D. Klein	Chief Executive Officer and President (Principal Executive Officer)	July 2, 2020
Mark D. Klein

By:	/s/ Allison Green	Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary (Principal Financial Officer and Accounting Officer)	July 2, 2020
Allison Green

By:	/s/ Leonard A. Potter	Director	July 2, 2020
Leonard A. Potter

By:	/s/ Ronald M. Lott	Director	July 2, 2020
Ronald M. Lott

By:	/s/ Marc Mazur	Director	July 2, 2020
Marc Mazur

By:	/s/ Lisa Westley	Director	July 2, 2020
Lisa Westley